Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of December 13, 2001, is made by and among 8x8, Inc., a Delaware corporation with headquarters located at 2445 Mission College Blvd., Santa Clara, California 95054 (the "Company"), and the undersigned Investors (individually an "Investor" and collectively the "Investors").

WHEREAS:

A. The Company and the Investors previously entered into that certain Securities Purchase Agreement dated as of December 15, 1999 (the "Securities Purchase Agreement"), pursuant to which the Investors purchased from the Company (i) Series A Convertible Notes (the "Series A Notes") and Series B Convertible Notes (the "Series B Notes" and collectively with the Series A Notes, the "Notes"), which are convertible into shares of the Company's common stock, par value $0.001 per share (the "Common Stock") and (ii) warrants to purchase shares of Common Stock (the "Warrants" and, as exercised, the "Warrant Shares"). In connection with the Securities Purchase Agreement, the parties executed a Registration Rights Agreement dated as of December 15, 1999 (the "First Registration Rights Agreement").

B. In connection with the Redemption and Exchange Agreement by and among the parties hereto of even date herewith (the "Redemption and Exchange Agreement"), the parties have agreed, upon the terms and subject to the conditions of the Redemption and Exchange Agreement, that the Company shall redeem and exchange the Notes held by the Investors for (i) an aggregate of $4,500,000.00 in cash, (ii) an aggregate of 1,000,000 shares of Common Stock (the "Common Shares"), and (iii) the Company's agreement to amend the terms of the Warrants to decrease the exercise price;

C. To induce each Investor to execute and deliver the Redemption and Exchange Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "1933 Act"), and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a. "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

b. "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security on the Nasdaq National Market (the "Principal Market") as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the highest bid prices and the lowest ask prices for the Common Stock of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holders of at least two-thirds (2/3) of the Registrable Securities. If the Company and the Holders of at least two-thirds (2/3) of the Registrable Securities are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(f)(vi) below with the term "Closing Bid Price" being substituted for the term "Average Closing Price." All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

c. "Holder" means an Investor and any transferee or assignee thereof about whom an Investor provides notice to the Company in accordance with Section 9 and to whom an Investor assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.

d. "Average Closing Price" means that price which shall be computed as the arithmetic average of the Closing Bid Prices for the Common Stock during the five (5) consecutive trading days immediately preceding the Closing Date (as defined in the Redemption and Exchange Agreement) (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions during such period or after the Closing Date).

e. "Person" means a corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

f. "Register," "registered," and "registration" refer to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous ("Rule 415"), and the declaration or ordering of effectiveness of such Registration Statement(s) by the United States Securities and Exchange Commission (the "SEC").

g. "Registrable Securities" means the Common Shares and any shares of capital stock issued or issuable with respect to the Common Shares held by the Investors as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

h. "Registration Statement" means a registration statement of the Company filed under the 1933 Act covering the Registrable Securities.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Redemption and Exchange Agreement.

2. REGISTRATION.

a. Mandatory Registration. The Company shall prepare, and, as soon as practicable, but in no event later than ten (10) days after the Closing Date (as defined in the Redemption and Exchange Agreement) (the "Filing Deadline") file with the SEC a Registration Statement on Form S-3 covering the resale of all of the Registrable Securities; provided that if such Registration Statement cannot be filed with the SEC on such ten (10th) day after the Closing Date because the SEC is not accepting electronic filings on such date due to an act of God or terrorism, then the Filing Deadline shall be the next day on which the SEC is accepting electronic filings; provided further that in no event shall the Filing Deadline be later than 15 days after the Closing Date. In the event that Form S-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration, subject to the provisions of Section 2(d). The Company shall use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable, but in no event later than the date which is 60 days after the Closing Date (the "Effectiveness Deadline"); provided that if such Registration Statement is not declared effective by the SEC on or prior to the 60th day after the Closing Date and the SEC is closed on such 60th day after the Closing Date due to an act of God or terrorism, then the Effectiveness Deadline shall be the next day on which the SEC is open; provided further that in no event shall the Effectiveness Deadline be later than 70 days after the Closing Date.

b. Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement shall be allocated pro rata among the Holders based on the number of Registrable Securities held by each Holder at the time the Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the SEC. In the event that a Holder sells or otherwise transfers any of such Person's Registrable Securities, each transferee shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor.

c. Legal Counsel. Subject to Section 5 hereof, the Investors holding a majority of the Registrable Securities shall have the right to select one legal counsel to review and oversee any offering pursuant to this Section 2 ("Legal Counsel"), which shall be Katten Muchin Zavis or such other counsel as thereafter designated by the holders of a majority of Registrable Securities. The Company shall reasonably cooperate with Legal Counsel in performing the Company's obligations under this Agreement.

d. Ineligibility for Form S-3. In the event that Form S-3 is not available for any registration of Registrable Securities hereunder, the Company shall (i) register the sale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

e. Effect of Failure to File, Obtain and Maintain Effectiveness of Registration Statement.

(i) Failure to File or Obtain Effectiveness. If a Registration Statement covering all the Registrable Securities and required to be filed by the Company pursuant to this Agreement is not filed on or before the Filing Deadline or declared effective by the SEC on or before the Effectiveness Deadline then, as partial relief for the damages to any Holder (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Holder an amount in cash per Registrable Security equal to the sum of the following:

(A) Delay in Filing or Effectiveness from the Applicable Deadline Until 30 days Thereafter. The product of (i) the Average Closing Price multiplied by (ii) the product of (I) 0.000333 for any day during the period beginning on the Filing Deadline or the Effectiveness Deadline, as applicable, and ending on and including the date which is 30 days after the Filing Deadline or the Effectiveness Deadline, as applicable, and (II) the sum of the number of days after the Filing Deadline that a Registration Statement has not been filed and the number of days after the Effectiveness Deadline that a Registration Statement is not declared effective by the SEC; plus

(B) Delay in Effectiveness from the 31st Day after the Effectiveness Deadline and Thereafter. The product of (i) the Average Closing Price multiplied by (ii) the product of (I) 0.0025 for any day commencing on the 31st day after the Effectiveness Deadline and thereafter (in the case of a delay in effectiveness) and the 31st day after the Filing Deadline and thereafter (in the case of a delay in filing) multiplied by (II) the sum of the number of days after the 31st day after the Effectiveness Deadline that a Registration Statement is not declared effective by the SEC and the number of days after the 31st day after the Filing Deadline that a Registration Statement is not filed with the SEC.

(ii) Failure to Maintain Effectiveness. If on any day after a Registration Statement has been declared effective by the SEC (including days during a Grace Period), sales of all the Registrable Securities required to be included on such Registration Statement cannot be made pursuant to such Registration Statement for any reason (including, without limitation, because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to have registered a sufficient number of shares of Common Stock) for a period of more than five (5) consecutive trading days or more than ten (10) trading days in a 365-day period (including days during a Grace Period), then, as partial relief for the damages to any holder (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Holder an amount in cash per Registrable Security equal to: (A) the product of (i) the Average Closing Price and (ii) the product of (I) 0.0025 and (II) the number of days after effectiveness of a Registration Statement that it has lapsed or is unavailable (as described above) in excess of a five (5) consecutive trading day period or in excess of ten (10) trading days in any 365-day period; provided however that from and after the date that is one (1) year after the Closing Date the cash payments pursuant to this section 2(e)(i) shall not accrue if (x) the Company has not breached the terms and conditions of the Redemption and Exchange Agreement and this Agreement prior to such one-year date and (y) the Company has made all the Registration Delay Payments (as defined below) which accrued prior to such one-year date.

(iii) Date of Payment. The payments to which a Holder shall be entitled pursuant to this Section 2(e) are referred to herein as "Registration Delay Payments." Registration Delay Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Delay Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Registration Delayed Payments is cured.

f. Redemption at Option of Holder.

(i) Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event (as defined below), each Holder shall have the right, at each such Holder's option, to require the Company to redeem all or a portion of the Registrable Securities at a price equal to the product of (A) the number of Registrable Securities being redeemed, multiplied by (B) the Average Closing Price, multiplied by (C) the greater of (I) 100% and (II) the quotient of (x) the Closing Bid Price of the Common Stock on the day such Holder delivers a Notice of Redemption at Option of Holder (as defined below) or, is such day is not a trading day, the immediately preceding trading day on which the Principal Market, or the market or exchange where the Common Stock is then traded, is open for trading, divided by (y) the Average Closing Price ("Redemption Price").

(ii) "Triggering Event". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

(A) the failure of the Registration Statement to be declared effective by the SEC on or prior to the Effectiveness Deadline (as defined in the Registration Rights Agreement); or

(B) while the Registration Statement is required to be maintained effective pursuant to the terms of this Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of such Holder's Registrable Securities in accordance with the terms of this Agreement, and such lapse or unavailability continues for a period of five consecutive trading days or any 10 trading days in a 365-day period (excluding days during an Allowable Grace Period).

(iii) Mechanics of Redemption at Option of Holder. Within three (3) Business Days after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each Holder. At any time after the earlier of the Holder's receipt of a Notice of Triggering Event and the Holder becoming aware of a Triggering Event, the Holder may require the Company to redeem all of such Holder's Registrable Securities by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Holder") to the Company; provided that such Notice of Redemption at Option of Holder may only be sent during the period beginning on and including the date of the occurrence of the Triggering Event and ending on and including the later of the date which is (a) 20 Business Days after the date on which such Holder receives a Notice of Triggering Event from the Company with respect to such Triggering Event and (b) five (5) Business Days after the date on which such Triggering Event is cured and such Holder receives written notice from the Company confirming such Triggering Event has been cured. A Notice of Redemption at Option of Holder shall indicate (I) the number of Registrable Securities the Holder is electing to redeem and (II) the applicable Redemption Price, as calculated pursuant to Section 2(f)(i) above.

(iv) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Investor from any Holder, the Company shall immediately notify each Holder of the Company's receipt of such notices. The Company shall deliver the applicable Redemption Price to the Holder within five (5) Business Days after the Company's receipt of a Notice of Redemption at Option of Holder; provided that the Holder's stock certificates representing the Registrable Securities (or an indemnification reasonably acceptable to the Company in the event of the loss, theft or destruction of such certificates) being redeemed by such Holder shall have been delivered to the Company. If more than one Holder submits stock certificates for redemption and the Company is unable to redeem all of the Registrable Securities submitted for redemption, the Company shall redeem a pro rata amount from each Holder based on the number of Registrable Securities submitted for redemption by such Holder relative to the aggregate number of Registrable Securities submitted for redemption by all Holders.

(v) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 2(f)(iv), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, the Holder shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to the Holder some or all of the stock certificate(s) submitted for redemption by such Holder under this Section 2(f) and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to that portion of the Registrable Securities subject to the Void Optional Redemption Notice and (ii) the Company shall immediately return the stock certificate subject to the Void Optional Redemption Notice.

(vi) Dispute Resolution. In the case of a dispute as to the determination of the Average Closing Price, the Company shall pay to the applicable Holder the amount of cash that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within two (2) Business Days of receipt of such holder's Notice of Redemption at Option of Holder. If such Holder and the Company are unable to agree upon the determination of the Average Closing Price within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Average Closing Price to an independent, reputable investment bank selected by the Company and approved by the Holders representing a majority of the Registrable Securities. The Company shall cause the investment bank to perform the determinations and notify the Company and the Holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's determination shall be binding upon all parties absent error.

3. RELATED OBLIGATIONS.

At such time as the Company is obligated to file a Registration Statement with the SEC pursuant to Section 2(a), the Company will use its best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

a. The Company shall promptly prepare and file with the SEC a Registration Statement with respect to the Registrable Securities (but in no event later than the Filing Deadline) and use its best efforts to cause such Registration Statement relating to the Registrable Securities to become effective as soon as possible after such filing (but in no event later than the Effectiveness Deadline) and keep such Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Holders may sell all of the Registrable Securities without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), provided that the Company has delivered to each Holder a written legal opinion, reasonably acceptable to such Holder, from the Company's outside legal counsel confirming such fact, and the Company agrees to immediately remove any restrictive legend from the certificates representing the Registrable Securities, or (ii) the date on which the Holders shall have sold all the Registrable Securities (the "Registration Period"), which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The term "best efforts" as used in the first sentence of this Section 3(a) shall mean, among other things, that the Company shall submit to the SEC, within two Business Days after the Company learns that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff has no further comments on the Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than 48 hours after the submission of such request.

b. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 3(b)) by reason of the Company filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Company shall file such amendments or supplements with the SEC on the same day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement.

c. The Company shall (a) permit Legal Counsel to review and comment upon a Registration Statement and all amendments and supplements thereto at least three (3) days prior to their filing with the SEC and (b) not file any document in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld. The Company shall furnish to Legal Counsel, without charge, (i) any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement, (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, and all exhibits and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company's obligations pursuant to this Section 3.

d. The Company shall furnish to each Holder whose Registrable Securities are included in any Registration Statement, without charge, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, and all exhibits, (ii) upon the effectiveness of any Registration Statement, ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Holder may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder.

e. The Company shall use reasonable efforts to (i) register and qualify the Registrable Securities covered by a Registration Statement under such other securities or "blue sky" laws of such jurisdictions in the United States as legal Counsel or any Holder reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post- effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel and each Holder who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or "blue sky" laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

f. As promptly as practicable after becoming aware of such event or development, the Company shall notify Legal Counsel and each Holder in writing of the happening of any event as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that such notice shall not contain any material, nonpublic information), and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver ten (10) copies of such supplement or amendment to Legal Counsel and each Holder (or such other number of copies as Legal Counsel or such Holder may reasonably request). The Company shall also promptly notify Legal Counsel and each Holder in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and each Holder by facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company's reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

g. The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and each Holder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

h. At the reasonable request of any Holder and at such Holder's expense, the Company shall furnish to such Holder, on the date of the effectiveness of the Registration Statement and thereafter from time to time upon any change or addition (including by way of incorporation by reference) to the financial statements or financial information included in the Registration Statement (i) a letter, dated such date, from the Company's independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder and the Company, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to such Holder.

i. The Company shall make available for inspection by (i) any Holder, (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Holders (collectively, the "Inspectors") all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably deemed necessary by each Inspector, and cause the Company's officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall hold in strict confidence and shall not make any disclosure (except to a Holder) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the 1933 Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other agreement of which the Inspector has knowledge. Each Holder agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential.

j. The Company shall hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Holder and allow such Holder, at the Holder's expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

k. The Company shall use its best efforts either to (i) cause all the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities covered by the Registration Statement on The Nasdaq SmallCap Market, the Nasdaq National Market The American Stock Exchange, Inc., or The New York Stock Exchange, Inc. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(k).

l. The Company shall cooperate with the Holders who hold Registrable Securities being offered and, to the extent applicable, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in such names as the Holders may request.

m. The Company shall provide a transfer agent and registrar of all such Registrable Securities not later than the effective date of such Registration Statement.

n. If requested by a Holder, the Company shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as a Holder requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if requested by a Holder of such Registrable Securities.

o. The Company shall use its best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

p. The Company shall make generally available to its security holders as soon as practical, but not later than 90 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company's fiscal quarter next following the effective date of the Registration Statement.

q. The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

r. Within two (2) Business Days after the Registration Statement which includes the Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) confirmation that the Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A.

s. The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of Registrable Securities pursuant to a Registration Statement.

t. Notwithstanding anything to the contrary in Section 3(f), at any time after the applicable Registration Statement has been declared effective by the SEC, the Company may delay the disclosure of material non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a "Grace Period"); provided, that the Company shall promptly (i) notify the Holders in writing of the existence of material non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material non- public information to the Holders) and the date on which the Grace Period will begin, and (ii) notify the Holders in writing of the date on which the Grace Period ends; and, provided further, that no Grace Periods shall exceed 15 consecutive days and during any consecutive 365 day period, such Grace Periods shall not exceed an aggregate of 30 days (an "Allowable Grace Period"). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the holders receive the notice referred to in clause (i) and shall end on and include the later of the date the holders receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 3(f) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material non-public information is no longer applicable.

4. OBLIGATIONS OF THE HOLDERS.

a. At least three (3) days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Holder in writing of the information the Company requires from each such Holder if such Holder elects to have any of such Holder's Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

b. Each Holder by such Holder's acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Holder has notified the Company in writing of such Holder's election to exclude all of such Holder's Registrable Securities from such Registration Statement.

c. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of 3(f), such Holder will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(g) or the first sentence of 3(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of a Holder in accordance with the terms of the Redemption and Exchange Agreement in connection with any sale of Registrable Securities with respect to which a Holder has entered into a contract for sale prior to the Holder's receipt of a notice from the Company of the happening of any event of the kind described in Section 3(f) or the first sentence of 3(h) and for which the Holder has not yet settled.

5. EXPENSES OF REGISTRATION.

All reasonable expenses, other than underwriting discounts and brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees shall be paid by the Company. In addition, the Company shall reimburse the Holders for the reasonable fees and disbursements of Legal Counsel in connection with registrations, filings or qualifications pursuant to Sections 2 and 3 of this Agreement (other than Section 3(h)) which amount shall not exceed $5,000.

6. INDEMNIFICATION.

In the event any Registrable Securities are included in a Registration Statement under this Agreement:

a. To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Holder, the directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls any Holder within the meaning of the 1933 Act or the 1934 Act (each, an "Indemnified Person"), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys' fees, amounts paid in settlement or expenses, joint or several, (collectively, "Claims") incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto ("Indemnified Damages"), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which Registrable Securities are offered ("Blue Sky Filing"), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement or (iv) any material violation of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, "Violations"). Subject to Section 6(c), the Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or disbursements or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(d); (ii) shall not be available to the extent such Claim is based on a failure of the Holder to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 3(d); and (iii) shall not apply to amounts paid in settlement of any Claim, if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Holder pursuant to Section 9.

b. In connection with any Registration Statement in which a Holder is participating, each such Holder agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each an "Indemnified Party"), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in connection with such Registration Statement; and, subject to Section 6(d), such Holder will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Holder, which consent shall not be unreasonably withheld; provided, further, however, that the Holder shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Holders pursuant to Section 9. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(b) with respect to any prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented.

c. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Holders holding a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

d. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

e. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7. CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

8. REPORTS UNDER THE 1934 ACT.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees to:

a. make and keep public information available, as those terms are understood and defined in Rule 144;

b. file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit the Company's obligations under Section 4(c) of the Securities Purchase Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

c. furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act or, if applicable, that there is publicly available the information concerning the Company described in Rule 144(C)(2), (ii) unless available on the EDGAR system, a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holders to sell such securities pursuant to Rule 144 without registration.

9. ASSIGNMENT OF REGISTRATION RIGHTS.

The rights under this Agreement shall be automatically assignable by the Holders to any transferee of all or any portion of Registrable Securities if: (i) the Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of the Securities Purchase Agreement.

10. AMENDMENT OF REGISTRATION RIGHTS.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holders who then hold two-thirds (2/3) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Holder and the Company. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

11. MISCELLANEOUS.

a. A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

b. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

8x8, Inc.
2445 Mission College Blvd.
Santa Clara, California 95054
Telephone:	(408) 727-1885
Facsimile:	(408) 980-042
Attention:	Chief Executive Officer

With a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Telephone:	(650) 493-9300
Facsimile:	(650) 493-6811
Attention:	John T. Sheriden, Esq.

If to Legal Counsel:

Katten Muchin Zavis
525 West Monroe Street, Suite 1600
Chicago, Illinois 60661- 3693
Telephone:	312-902-5200
Facsimile:	312-902-1061
Attention:	Robert J. Brantman, Esq.

If to an Investor, to its address and facsimile number on the Schedule of Investors attached hereto, with copies to such Investor's representatives as set forth on the Schedule of Investor or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

d. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Cook County in the City of Chicago, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Agreement or any transaction contemplated hereby.

e. This Agreement, the Warrant Amendment (as defined in the Redemption and Exchange Agreement) and the Redemption and Exchange Agreement supersede all other prior oral or written agreements among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. Notwithstanding the foregoing, the Securities Purchase Agreement, the First Registration Rights Agreement and the Warrants, as amended by the Warrant Amendment, shall remain in full force and effect with respect to any securities and the transactions contemplated thereby.

f. Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

g. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

h. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

i. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j. All consents and other determinations to be made by the Holders pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by Holders holding a majority of the Registrable Securities.

k. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

l. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

m. To the extent that the Company makes a payment or payments to any Holder hereunder or such Holder enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.
COMPANY		INVESTORS
8x8, INC.		FISHER CAPITAL LTD.
By:	/s/ Bryan Martin	By:	/s/ Daniel J. Hopkins
Name:	Bryan Martin	Name:	Daniel J. Hopkins
Its:	President and Chief Operating Officer	Its:	Authorized Signatory

WINGATE CAPITAL LTD.
By:	/s/ Daniel J. Hopkins
Name:	Daniel J. Hopkins
Its:	Authorized Signatory

SCHEDULE OF INVESTORS

Investor's Name	Address and Facsimile Number	Investor's Legal Representatives' Address and Facsimile Number
Fisher Capital Ltd.	Citadel Investment Group, L.L.C. 225 West Washington Street Chicago, Illinois 60606 Attention: Daniel J. Hopkins Facsimile: (312) 338-0780 Telephone: (312) 696-2100	Katten Muchin Zavis 525 W. Monroe Street Chicago, Illinois 60661-3693 Attention: Robert J. Brantman, Esq. Facsimile: (312) 902-1061 Telephone: (312) 902-5200
Wingate Capital Ltd.	Citadel Investment Group, L.L.C. 225 West Washington Street Chicago, Illinois 60606 Attention: Daniel J. Hopkins Facsimile: (312) 338-0780 Telephone: (312) 696-2100	Katten Muchin Zavis 525 W. Monroe Street Chicago, Illinois 60661-3693 Attention: Robert J. Brantman, Esq. Facsimile: (312) 902-1061 Telephone: (312) 902-5200

EXHIBIT A

FORM OF NOTICE OF EFFECTIVENESS

OF REGISTRATION STATEMENT

[TRANSFER AGENT]

Attn:

Re: 8x8, Inc.

Ladies and Gentlemen:

We are counsel to 8x8, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with that certain Redemption and Exchange Agreement (the "Redemption and Exchange Agreement") entered into by and among the Company and the Holders named therein (collectively, the "Holders") pursuant to which the Company issued to the Holders shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). Pursuant to the Redemption and Exchange Agreement, the Company also has entered into a Registration Rights Agreement with the Holders (the "Registration Rights Agreement") pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement), under the Securities Act of 1933, as amended (the "1933 Act"). In connection with the Company's obligations under the Registration Rights Agreement, on ____________ ____, the Company filed a Registration Statement on Form S-3 (File No. 333-_____________) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") relating to the Registrable Securities which names each of the Holders as a selling stockholder thereunder.

In connection with the foregoing, we advise you that a member of the SEC's staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and we have no knowledge, after telephonic inquiry of a member of the SEC's staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

Very truly yours,

[ISSUER'S COUNSEL]

By:

cc: [LIST NAMES OF HOLDERS]